Exhibit 10.46

SALLIE MAE SUPPLEMENTAL 401(K) SAVINGS PLAN
Amended and Restated as of May 1, 2014

1.	PURPOSE

The Sallie Mae Supplemental 401(k) Savings Plan (the “Supplemental Savings Plan”) provides retirement benefits to certain officers and key employees of the Corporation (defined below) who are eligible to participate in a tax-qualified 401(k) savings plan sponsored by SLM Corporation or any of its subsidiaries (a “Qualified 401(k) Plan”). The Supplemental Savings Plan is maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Supplemental Savings Plan will remain at all times an unfunded plan.
With respect to amounts deferred hereunder that are subject to Section 409A of the Code, as amended, and any regulations and other official guidance, applicable provisions of the Supplemental Savings Plan document shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable.
2.    DEFINITIONS

2.1    “Corporation” means SLM Corporation and its subsidiaries or any other person, firm or corporation that may succeed to the business of SLM Corporation by merger, consolidation or otherwise, and which, by appropriate action, adopts the Supplemental Savings Plan.

2.2    “Eligible Pay” means an Eligible Employee’s (as defined in Section 4.1) base salary earned (and not deferred under a non-qualified deferred compensation program) during a calendar year in excess of the limit set forth in section 401(a)(17) of the Internal Revenue Code (the “Code”), currently $260,000, except that beginning with the first payroll period in which an Eligible Employee’s contributions to a Qualified 401(k) Plan are limited by Section 401(a)(17) of the Code. Eligible Pay means base salary, certain bonus and commissions earned (and not deferred under a nonqualified deferred compensation program) and certain other compensation as determined by the Administrator during a calendar year in excess of the limit set forth in Section 401(a)(17) of the Code, up to $500,000 over the limit set forth in section 401(a)(17) of the Code.

2.3    “Employee” means any employee of the Corporation or a subsidiary of the Corporation who participates in a Qualified 401(k) Plan in which he or she is eligible to participate.

2.4    “Participant” means an employee who has a Supplemental Savings Plan Account, as defined in Section 4.2.

2.5    “Termination of Employment’’ or “Terminates Employment” means a Participant’s termination of employment with the Corporation or other separation from service as described in Code Section 409A and the regulations thereunder.

3.    EFFECTIVE DATE

The original effective date of the Supplemental Savings Plan, originally named the Supplemental SLMA Employees’ Thrift & Savings Plan, was January 1, 1983. The Supplemental Savings Plan was renamed the Supplemental 401(k) Savings Plan and amended February 28, 1999. The Plan was again amended July 1, 2004, amended and restated January 1, 2009, and amended most recently January 1, 2010. This amended and restated Plan is effective May 1, 2014 (the “Effective Date”).
4.    ELIGIBILITY AND PARTICIPATION

4.1    Employees who are participants in a Qualified 401(k) Plan and whose contributions, or contributions on their behalf, to such Qualified 401(k) Plan are limited as a result of the limitations imposed by Code Section 401(a)(17) and further, who are designated by the CEO or senior human resources officer of the Corporation, will be eligible to participate in the Supplemental Savings Plan (“Eligible Employees”).

4.2    Eligible Employees will be so advised and an account will be established in their names on the books of the Corporation (a “Supplemental Savings Plan Account”).

5.    PLAN BENEFITS

Benefits provided under this Supplemental Savings Plan are hypothetical bookkeeping entries or credits allocated to an Eligible Employee’s Supplemental Savings Plan Account. Three types of credits may be allocated to a Supplemental Savings Plan Account: a Deferred Pay Credit, an Employer Matching Contribution Credit, and an Investment Credit. The amount and source of each type of credit is described below. Each of the types of credits will be allocated to a Supplemental Savings Plan Account beginning no sooner than with the payroll period during or after the payroll period in which the Eligible Employee’s Eligible Pay exceeds the Code Section 401(a)(17) limit.
5.1    Deferred Pay Credit: If so elected by the Eligible Employee, a Deferred Pay Credit will be credited by the Corporation in an amount equal to an Eligible Employee’s Eligible Pay times five (5) percent.
5.2    Employer Matching Contribution Credit: A Participant shall be eligible to receive an Employer Matching Contribution Credit beginning with the first pay period coincident with the date the Participant completes a twelve month period of service. The Employer Matching Contribution Credit will be credited by the Corporation in an amount equal to each dollar of a Deferred Pay Credit credited to a Supplemental Savings Plan Account.
5.3    Investment Credits: At the same times as allowed under the Qualified 401(k) Plan, and subject to the same rules, a Participant may request that his Supplemental Savings Plan Account be deemed to be credited for these purposes to the core investment funds then offered under the Qualified 401(k) Plan in accordance with the Participant’s specific direction. In such event, the Participant’s directions for the “investment” of his Supplemental Savings Plan Account will be subject to restrictions similar to those on investment and reinvestment that apply under the Qualified 401(k) Plan. The Corporation may refuse to follow a Participant’s “investment” direction on a prospective basis or refuse to continue to make the Investment Credits based on the investment performance of the Qualified 401(k) Plan Account. In no event will amounts credited to the Participant’s Supplemental Savings Plan Account be eligible for loans. Investment Credits will be made until the Supplemental Savings Plan Account is fully distributed to the Participant. A Participant’s Supplemental Savings Plan Account will initially be automatically deemed to be credited with Investment Credits based on the performance of the core investment selected by the Participant.
Effective as of the Distribution, as defined in the Separation and Distribution Agreement, dated as of April 28, 2014, by and among SLM Corporation, New BLC Corporation, a Delaware corporation (“SLM BankCo”), and Navient Corporation, each Supplemental Savings Plan Account with amounts deemed invested in SLM Corporation common stock will be credited with one share of Navient Corporation common stock and one share of SLM BankCo common stock for each share of SLM Corporation common stock credited to such account. Following the Distribution, any additional deferrals deemed to be invested in Company stock will be deemed invested in SLM BankCo common stock, and no additional deferrals will be deemed invested in Navient common stock.
6.    VESTING
A Participant will at all times be fully vested in Deferred Pay Credits and Employer Matching Contributions Credits. A Participant will be vested in Investment Credits at the same time and in the same manner that corresponds to his vesting percentage under each of the Credits described in this section.
7.    DISTRIBUTIONS
7.1    Distribution of the vested amounts in a Participant’s Supplemental Savings Plan Account will be made as follows. In the first year in which a Participant becomes eligible to participate in the Supplemental Savings Plan, the Participant must make an election with respect to the form and timing of payment of his benefit under the Supplemental Savings Plan, provided the election is made within 30 days after the date the Participant becomes a Participant in the Supplemental Savings Plan and in a manner acceptable to the Corporation. In the case of all other Participants, including any new Participant who fails to make an election within the 30-day period described above, the Participant shall make an election in a manner acceptable to the Corporation designating the specific time and manner of distribution of his Supplemental Savings Plan Account by filing the form with the Corporation by a date established by the Corporation. In the event a Participant fails to make a distribution election, he shall receive his benefit in a single lump sum payment as soon as practicable following the first day of the seventh month following the Participant’s Termination of Employment. Notwithstanding the foregoing, in no event will payment be made or commence any earlier than the date of as which a Participant Terminates Employment. An election to change the time and manner of payment of amounts credited to a Participant’s Supplemental Savings Plan Account and earnings credited to such amounts: 1) must delay distribution of such amounts for at least 5 years beyond the original distribution date; 2) must be made at least 12 months before the original distribution date; and 3) will not be effective until 12 months after the new election. In addition, the Administrator may, in its sole discretion, allow a Participant for whom no credits have been allocated to the Participant’s Supplemental Savings Plan Account, to make a different election with respect to the form and timing of payment of the Participant’s benefit under the Supplemental Savings Plan that relates to compensation otherwise payable in any calendar year beginning after the date of such election, which election will be in the form and subject to such limitations as the Administrator may describe in its sole discretion.
If a Participant Terminates Employment and is reemployed by the Corporation in the same calendar year, and before a distribution of the Participant’s Supplemental Savings Plan Account has been made, the Participant’s election as to the time and manner of payment of his Supplemental Savings Plan Account in effect on his date of Termination of Employment will be in effect as of the date he commences reemployment with the Corporation, and can only be modified as provided herein, provided that in no event will payment be made or commence any earlier than the date as of which the Participant Terminates Employment with the Corporation.

Notwithstanding the foregoing, any distribution made to a Participant as a result of the Participant’s Termination of Employment may not be made earlier than the first day of the seventh month following the Participant’s date of Termination of Employment.
7.2    Distributions will be in the form of cash and can be paid in one (1) lump sum payment or spread out over a maximum of ten (10) annual installments.

7.3    Distribution of a Participant’s Supplemental Savings Plan Account balance will not be accelerated upon the occurrence of a Change in Control. For purposes of this Section 7.3, a Change in Control means a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with the requirements of Code Section 409A.
7.4    In the event of a substantial, unforeseen financial hardship, a Participant, or if applicable, a beneficiary who succeeds to the Participant’s interest in the vested Supplemental Savings Plan Account following the Participant’s death, may submit to the Administrator a request for an early distribution. Such request will be in writing and will advise the Administrator of the circumstances of the hardship. Should the Administrator agree, such an early distribution will be made as soon as practicable after the Supplemental Savings Plan Account valuation date immediately following the date on which the Administrator agreed to the early distribution. For these purposes, the value of the vested portion of the Participant’s Supplemental Savings Plan Account will be determined as of the valuation date specified above. Any part of the Participant’s Supplemental Savings Plan Account that is vested and that is not distributed under this early distribution provision will be distributed in accordance with the general distribution rule in this Plan.
For purposes of this Section 7.4, a substantial unforeseen financial hardship means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or of a Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of events that may constitute a substantial unforeseen financial hardship include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)). Whether a Participant is faced with a substantial unforeseen financial hardship will be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of a substantial unforeseen financial hardship may not be made to the extent that such emergency is or may be relieved: (i) through reimbursement or compensation by available insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan.
The amount available for distribution of amounts deferred under the Plan on account of a substantial unforeseen financial hardship shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), and shall be determined in accordance with Code Section 409A and the regulations thereunder. In all events, distributions due to a substantial unforeseen financial hardship shall be made solely in accordance with the provisions of Code Section 409A and related official guidance.

7.5    Payment will be made to the Participant, or in the event of his death, his beneficiary. In no event may the Participant or, if applicable, the beneficiary, elect to defer receipt of payment under this Supplemental Savings Plan once such payment is due. Additionally, except as provided in Section 7.4 above, no amounts credited to a Supplemental Savings Plan Account will be subject to withdrawal while the Participant is employed by the Corporation. Amounts payable under the Supplemental Savings Plan will be reduced by all amounts required to be withheld under appropriate State or Federal law.
7.6    For purposes of this Supplemental Savings Plan, the Participant’s beneficiary will be deemed to be the same person(s) as designated by the Participant under the Qualified 401(k) Plan unless the Participant elects otherwise by designating a different person or persons on such form and in such manner as the Administrator may specify.
7.7    Unless expressly provided, no amounts payable under the Supplemental Savings Plan will be deemed to be compensation for purposes of computing benefits payable under any other plan of compensation or benefit by the Corporation.

8.    SOURCE OF PAYMENT

All benefits under the Supplemental Savings Plan will be paid from the general assets of the Corporation, and no special or separate fund will be established or other segregation of assets made to assure such payments. Nothing contained in the Supplemental Savings Plan will create a trust of any kind. In the event that any Participant or other person acquires a right to receive payments from the Corporation under the Supplemental Savings Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation.
9.    PLAN ADMINISTRATION

The Supplemental Savings Plan will be administered by the senior human resources officer of the Corporation (the “Administrator’’), who will have full power, discretion and authority to interpret, construe and administer the Supplemental Savings Plan and any part thereof, and the Administrator’s interpretation and construction hereof, and actions thereunder, will be binding on all persons for all purposes. The Administrator may employ legal counsel, consultants, actuaries and agents as it may deem desirable in the administration of the Supplemental Savings Plan and may rely on the opinion of such counsel or the computations of such consultants. Except as otherwise provided by law, the Administrator will not incur any liability whatsoever on account of any matter connected with or related to the Supplemental Savings Plan or the administration of the Supplemental Savings Plan, unless the Administrator has acted in bad faith, or has willfully neglected his duties, in respect of the Supplemental Savings Plan.
10.    INTERESTS NOT TRANSFERABLE

The interest of any Participant, the Participant’s spouse or the Participant’s beneficiary or beneficiaries under the Supplemental Savings Plan is not subject to the claims of creditors and may not be voluntarily or involuntarily sold, transferred, assigned, alienated or encumbered.
11.    AMENDMENT AND TERMINATION

The Supplemental Savings Plan may at any time be amended, suspended or terminated, in whole or in part, by the Corporation. No such action will adversely affect the contractual promise of the Corporation to pay to a Participant amounts credited under the Supplemental Savings Plan as of the date of such action, as determined by the Administrator. Notwithstanding the foregoing, the Supplemental Savings Plan may at any time be amended in such a way as is necessary to ensure that the requirements of the Internal Revenue

Code are satisfied so that the qualified status of the Qualified 401(k) Plan is preserved. Further, in no event shall any amendment, modification or termination be made in a manner that is inconsistent with the requirements under Code Section 409A.
12.    LIMITATION OF RESPONSIBILITY

12.1    Neither the establishment of the Supplemental Savings Plan, any modifications thereof, nor the payment of any amounts under the Supplemental Savings Plan will be construed as giving to any employee or other person any legal or equitable right against the Corporation, the Board of Directors of the Corporation, the Administrator, or any officer or employee thereof, except as herein provided.

12.2    Nothing in the Supplemental Savings Plan will confer upon any employee of the Corporation any right to continued employment, or interfere with the right of the Corporation to terminate his or her employment at any time, for any reason.

13.    CLAIMS FOR BENEFITS UNDER THIS PLAN

13.1    In general, distributions under the Supplemental Savings Plan are automatic and no claim for benefits need be filed. However, a Participant may submit a claim for benefits under this Supplemental Savings Plan in writing to the Administrator. If such claim for benefits is wholly or partially denied, the Administrator will, within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the Participant of the denial of the claim. Such notice of denial: (1) will be in writing, (2) will be written in a manner calculated to be understood by the Participant, and (3) will contain (a) the specific reason or reasons for denial of the claim; (b) a specific reference to the pertinent Supplemental Savings Plan provisions upon which the denial is based; (c) a description of any additional material or information necessary for the Participant to perfect the claim; and (d) an explanation of the Supplemental Savings Plan’s claims review procedure. This 90-day period may be extended if circumstances require additional time, but in no event will the extension period be more than 90 days. The Participant will be notified of the extension before the end of the initial 90-day period.

13.2    Within 60 days of the Participant’s receipt of the written notice of denial of the claim, or such later time as will be deemed reasonable under the circumstances, or if the claim has not been granted within a reasonable period of time, the Participant may file a written request with the Administrator asking that it conduct a full and fair review of the denial of the Participant’s claim for benefits. Such review may include the holding of a hearing if deemed necessary by the reviewing party. In connection with the Participant’s appeal of the denial of his benefit, the Participant may review pertinent documents and may submit issues and comments in writing.

13.3    The Administrator will deliver to the Participant a written decision on the claim promptly, but not later than 60 days after the receipt of the Participants request for review, except that if there are special circumstances (such as the need to hold a hearing) which require an extension of time for processing, the 60-day period will be extended to 120 days. Such decision will: (1) be written in a manner calculated to be understood by the Participant, (2) include specific reasons for the decision, and (3) contain specific references to the pertinent Plan provisions upon which the decision is based.

14.    MISCELLANEOUS

14.1    Facility of Payment. If it will be found that (a) a person entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefore, and (b) another person or an institution is then maintaining or has custody of such person, and no guardian, administrator, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (b) above, and the release of such other person or institution will be a valid and complete discharge for the payment.

14.2    Notice of Address. Each person entitled to benefits under the Plan must file with the Administrator, in writing, his mailing address and each change of mailing address. Any communication, statement, or notice addressed to such person at such address will be deemed sufficient for all purposes of the Plan, and there will be no obligation on the part of the Corporation or the Administrator to search for or to ascertain the location of such person.

14.3    Data. Each person entitled to benefits under the Plan must furnish to the Administrator such documents, evidence, or other information as the Administrator considers necessary or desirable for the purposes of administering the Plan or to protect the Plan. The Administrator will be entitled to rely on representations made by Participants, spouses and beneficiaries with respect to age, marital status and other personal facts, unless it knows said representations are false.

14.4    Tax Determinations. Notwithstanding any other provision to the contrary herein, in the event of a determination, as defined in section 1313(a) of the Internal Revenue Code, that any Participant is subject to Federal income taxation on amounts deferred under this Plan, the amounts that are includable in the Participant’s federal gross income will be distributed to such Participant upon the receipt by the Corporation of notice of such determination. Subject to the requirements of Code Section 409A and any guidance issued thereunder, the Corporation may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Corporation is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Supplemental Savings Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

IN WITNESS WHEREOF, SLM Corporation has caused this Plan to be duly executed in its name and on its behalf as of the ____ day of April, 2014.
SLM Corporation

By: ____________________________________

Name:     Bonnie Beasley

Title: Senior Vice President
and Chief Human Resources Officer